UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2010 (August 10, 2010)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001

(Address of principal executive offices) (ZIP Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On August 26, 2010, Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “Company,” “we,” “our” or “us”), first used the presentation attached as Exhibit 99.1 in connection with a conference call with financial advisors to review second quarter 2010 results.  The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The presentation materials include information about Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”).  FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate assets.  MFFO excludes impairment charges, adjustments to fair value for derivatives not qualifying for hedge accounting and acquisition-related costs that were required to be expensed effective January 1, 2009 in connection with the adoption of FAS 141R.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.

Accordingly, we believe that FFO is helpful to stockholders and our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income.  We believe that MFFO is helpful to stockholders and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes.  By providing FFO and MFFO, we present information that reflects how our management analyzes our long-term operating activities.  We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or have derivatives or acquisition activities.  The following table presents our calculation of FFO and MFFO for the three and six months ended June 30, 2010 and 2009 and provides additional information related to our FFO and MFFO (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net loss	$(7,204)	$(11,850)	$(20,362)	$(19,503)
Net loss attributable to noncontrolling interest	237	2,756	601	5,077
Adjustments for:
Real estate depreciation and amortization per income statement	5,834	7,251	11,582	15,014
Pro rata share of unconsolidated JV depreciation and amortization (1)	1,109	1,230	2,271	2,421
Noncontrolling interest depreciation & amortization(2)	(129)	(1,022)	(261)	(2,022)

Funds from operations (FFO)	$(153)	$(1,635)	$(6,169)	$987

Other Adjustments:
Impairment charge and provision for loan loss	—	2,732	11,366	2,732
Noncontrolling interest share of impairment charge	—	(546)	—	(546)
Gain on derivatives not designated as hedging instruments	—	(575)	(4)	(754)
Noncontrolling interest share of gain on derivatives not designated as hedging instruments	—	29	1	38

MFFO	$(153)	$5	$5,194	$2,457

GAAP weighted average shares:
Basic and diluted	56,203	55,211	56,127	55,122

MFFO per share	$—	$—	$0.09	$0.04

(1)   This represents our share of depreciation and amortization expense of the properties that we account for under the equity method of accounting.

(2)   This reflects the noncontrolling interest adjustment for the third-party partners’ proportionate share of the real estate depreciation and amortization.

Item 8.01 Other Events.

GrandMarc at The Corner

On August 10, 2010, PB BH Charlottesville PO Limited Partnership (the “GrandMarc at The Corner Joint Venture”) entered into a contract of sale with an unaffiliated third party for the sale of the GrandMarc at The Corner investment.  The Company, through its subsidiary Behringer Harvard UVA, LLC, holds a 50% ownership interest in the GrandMarc at The Corner Joint Venture.

Ferncroft Corporate Center

As disclosed in our Quarterly Report on Form 10-Q for the period ended June 30, 2010, the $18 million CMBS mortgage loan related to Ferncroft Corporate Center (“Ferncroft”), our wholly owned eight-story office building located in Middleton, Massachusetts, experienced an event of default as a result of non-payment of operating expenses related to the property as they became due.  As a result of this default and after negotiations with the servicer, on August 17, 2010, we transferred ownership of Ferncroft to the lender associated with the property pursuant to a deed-in-lieu of foreclosure.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Behringer Harvard Opportunity REIT I, Inc. Quarterly Conference Call Presentation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: August 26, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

Exhibit Index

Exhibit No.	Description

99.1	Behringer Harvard Opportunity REIT I, Inc. Quarterly Conference Call Presentation